Exhibit 99.1

AVI Investor and Media Contact:

Erin Cox

425.354.5140

ecox@avibio.com

AVI Media Contact:

David Schull

858.717.2310 or 212.845.4271

David.Schull@russopartnersllc.com

AVI BioPharma Announces Fourth Quarter and Full Year

2011 Financial Results and Recent Corporate Developments

•	Completed Dosing Through 24-Weeks in All Patients in Phase IIb DMD Study; Unblinded Results Expected by End of April

•

Enrollment Completed for Continuous Dosing Extension Study to Assess Long-Term Safety and Efficacy of Eteplirsen; All Patients From Phase IIb DMD Study, Including Placebo Cohorts, Rolled Over to Open-Label Drug

•	2012 Financial Guidance of $40-50 Million in Revenues; $30-35 Million in Operating Loss; Cash Balance of $39.9 Million at Year-End 2011

BOTHELL, WA, March 1, 2012 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based therapeutics, today reported financial results for the three months and full year ended December 31, 2011, and provided an update of recent corporate developments.

“This past year at AVI was marked by significant advancements in our lead clinical program with our drug, eteplirsen, for the treatment of Duchenne muscular dystrophy and we are now poised to deliver results from these efforts in the coming months,” said Chris Garabedian, president and CEO of AVI. “We believe 2012 will be a transformative year for AVI, as we learn the clinical effects of eteplirsen in what will be the first reported placebo-controlled study assessing the disease-modifying effects of exon-skipping technology.”

Financial Results

For the fourth quarter of 2011, AVI reported an operating loss of $9.0 million, compared with an operating loss of $1.7 million in the fourth quarter of 2010. The increase is the result of a $1.9 million decrease in government research contract revenues, a $4.8 million increase in research and development expenses and a $0.5 million increase in general and administrative expenses.

Revenue for the fourth quarter of 2011 was $13.6 million, down slightly from the $15.5 million in the fourth quarter of 2010. The decrease was primarily due to the completion of the H1N1 flu contracts in the second quarter of 2011, partially offset by increased revenues on the current segments of the Ebola and Marburg contracts.

Research and development expenses were $18.7 million in the fourth quarter of 2011, compared to $13.9 million in the fourth quarter of 2010, an increase of $4.8 million. The increase was due primarily to incremental activities for the Ebola and Marburg government contracts, additional spending on our proprietary DMD product candidate, eteplirsen, that is in Phase IIb clinical trials and severance costs related to our December 2011 reduction in force. This was partially offset by decreased spending related to our H1N1 flu contracts.

General and administrative expenses in the fourth quarter were $3.9 million, compared to $3.4 million in the fourth quarter of 2010, an increase of $0.5 million. The increase was the result of higher consulting and severance costs.

For the year 2011, the operating loss was $35.9 million, compared to an operating loss of $20.9 million for the prior year. The $15.0 million increase was the result of a $30.9 million increase in research and development expenses and a $1.7 million increase in general and administrative expenses, offset in part by a $17.6 million increase in revenue, primarily due to government contracts.

Revenue for the year 2011 increased to $47.0 million from $29.4 million in 2010 as a result of increased revenue from the current segments of the Ebola and Marburg contract. This was partially offset by reduced revenue from the H1N1 flu contracts that were completed in the second quarter of 2011.

Research and development expenses were $66.9 million for the year ended 2011, compared to $36.0 million for the prior year. The increase was due primarily to $22.8 million in incremental costs related to the Ebola and Marburg government contract, a $6.4 million increase in costs related to our proprietary DMD program that is in Phase IIb clinical trials, $4.8 million in incremental research and development expenses and $3.9 million of incremental manufacturing activities. These increases were partially offset by a $5.0 million reduction in the costs for the H1N1 flu contracts and $2.0 million for the 2006 Ebola, Marburg and Junín government contracts which were substantially completed in 2010.

General and administrative expenses for the year 2011 were $16.1 million, compared to $14.4 million for 2010, an increase of $1.7 million. The increase was primarily due to an increase of $1.4 million in personnel related costs and $1.1 million in consulting costs partially offset by decreases in legal and severance costs of $0.5 million each.

The net loss for the fourth quarter of 2011 was $1.4 million, or $0.01 per share, compared to a net loss for the fourth quarter of 2010 of $7.6 million, or $0.07 per share. The $6.2 million improvement in the net loss was primarily due to the change in the valuation of certain warrants described below. The net loss for the year 2011 was $2.3 million, or $0.02 per share, compared to a net loss in 2010 of $32.2 million, or $0.29 per share. The $29.9 million improvement in the net loss was due to the change in the valuation of certain warrants described below partially offset by an increase in the operating loss.

In connection with prior equity financings, AVI issued warrants that are classified as current liabilities and are adjusted to fair value on a quarterly basis with the change in fair value being included in net income (loss). The amount reported as net income (loss) is a non-cash item as AVI is not required to expend any cash to settle the warrant liability. The warrant liability is primarily affected by changes in AVI’s stock price during each financial reporting period which causes the warrant liability to fluctuate as the market price of AVI’s stock fluctuates. In the fourth quarter of 2011, the change in the warrant valuation resulted in other income of $7.4 million while in the fourth quarter of 2010, the change in valuation resulted in other expense of $6.0 million. For the year 2011, the change in the warrant valuation resulted in other income of $33.0 million compared to other expense of $11.5 million for 2010.

AVI had cash and cash equivalents of $39.9 million as of December 31, 2011, an increase of $6.3 million from December 31, 2010. This increase was due primarily to the April 2011 public stock offering which raised net proceeds of $32.1 million offset in part by $23.7 million of cash used in operations during the year.

2012 Guidance

For 2012, AVI anticipates that revenue will be in the $40 to $50 million range and that loss from operations will be in the $30 to $35 million range. This guidance is based on the assumption that AVI will continue to receive significant funding from its current government contracts for Ebola and Marburg. If AVI does not continue to receive this funding, its guidance would change significantly.

Recent Corporate Developments

Duchenne Muscular Dystrophy (DMD) Program

•	Completed dosing in all patients in 24-week Phase IIb study. Expecting unblinded data by end of April.

•

Completed enrollment for continuous dosing extension study to assess the long-term safety and efficacy of eteplirsen. All patients from the Phase IIb study, including placebo patients, have been rolled over to open-label drug.

•

An independent Data and Safety Monitoring Board (DSMB) reviewed 12-week biopsy data from the highest dose cohort (50 mg/kg) in the Phase IIb study of eteplirsen and did not identify any safety concerns and determined it was safe to proceed with the Phase IIb trial as planned.

•

Announced collaborative efforts for the development of two additional exon-skipping drugs. AVI is actively pursuing the development of a product candidate that skips exon 45 through an IND-enabling collaboration and finalizing terms of a second IND-enabling collaboration for the development of a product candidate that skips exon 50.

Infectious Disease Programs

•

Announced FDA approval to proceed with a single oligomer component of AVI-6003, AVI-7288, in studies to support the safety and efficacy of post-exposure prophylaxis against Marburg virus infection. AVI will proceed with using AVI-7288 in multiple ascending dose studies, which are planned to characterize the safety, tolerability and pharmacokinetics of multiple doses of AVI-7288 in healthy adult volunteers, and non-human primate studies evaluating efficacy.

•

Announced positive safety results from all six dose cohorts in the single ascending dose studies of AVI-6002 and AVI-6003, AVI’s lead drug candidates being evaluated for the treatment of Ebola virus and Marburg virus, respectively. Data was evaluated by an independent DSMB, which issued recommendations for both studies to progress as planned to multiple ascending dose studies after no safety concerns were identified.

Other Developments

•	Appointed Jayant Aphale, Ph.D., a leader in technical operations and cross-functional leadership, as Senior Vice President of Technical Operations.

Conference Call

AVI BioPharma will hold a financial results and corporate update conference call today at 5:00 p.m., Eastern Time (2:00 p.m., Pacific Time). The conference call may be accessed by dialing 866.510.0676 for domestic callers and 617.597.5361 for international callers. The passcode for the call is 79552457. Please specify to the operator that you would like to join the “AVI BioPharma fourth quarter and full year 2011 earnings call.” The conference call will be webcast live under the events section of AVI’s website at www.avibio.com, and will be archived there following the call for 90 days. Please connect to AVI’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary. An audio replay will be available through March 8, 2012 by calling 888.286.8010 or 617.801.6888 and entering access code 79635429.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of novel RNA-based therapeutics for rare and infectious diseases, as well as other select disease targets. Applying pioneering technologies developed and optimized by AVI, the Company is able to target a broad range of diseases and disorders through distinct RNA-based mechanisms of action. Unlike other RNA-based approaches, AVI’s technologies can be used to directly target both messenger RNA (mRNA) and precursor messenger RNA (pre-mRNA) to either down-regulate (inhibit) or up-regulate (promote) the expression of targeted genes or proteins. By leveraging its highly differentiated RNA-based technology platform, AVI has built a pipeline of potentially transformative therapeutic agents, including eteplirsen, which is in clinical development for the treatment of Duchenne muscular dystrophy, and multiple drug candidates that are in clinical development for the treatment of infectious diseases. For more information, visit www.avibio.com.

Forward-Looking Statements and Information

In order to provide AVI’s investors with an understanding of its current results and future prospects, this press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements about the development of AVI’s product candidates, including IND-enabling collaborations, initiation of multiple ascending dose studies and non-human primate studies of AVI-7288 and the expected timing of results from the Phase IIb clinical trial of eteplirsen, and AVI’s estimates regarding its future revenue and expenses and expectations regarding future success, revenue and funding from government and other sources.

These forward-looking statements involve risks and uncertainties, many of which are beyond AVI’s control. Known risk factors include, among others: clinical trials may not demonstrate safety and efficacy of any of AVI’s drug candidates and/or AVI’s antisense-based technology platform; development of any of AVI’s drug candidates, including AVI-7288, may not result in funding from the U.S. government in the anticipated amounts or on a timely basis, if at all; and any of AVI’s drug candidates may fail in development, may not receive required regulatory approvals, or be delayed to a point where they do not become commercially viable.

Any of the foregoing risks could materially and adversely affect AVI’s business, results of operations and the trading price of AVI’s common stock. For a detailed description of risks and uncertainties AVI faces, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission. AVI does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVI BIOPHARMA, INC.

(A Development-Stage Company)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues from license fees, grants and research contracts	$13,585	$15,516	$46,990	$29,420

Operating expenses:
Research and development	18,701	13,886	66,862	35,972
General and administrative	3,884	3,365	16,055	14,382

Operating loss	(9,000)	(1,735)	(35,927)	(20,934)
Other income (loss):
Interest (expense) income and other, net	147	84	587	259
Gain (loss) on change in warrant valuation	7,443	(5,993)	33,022	(11,502)

Net loss	$(1,410)	$(7,644)	$(2,318)	$(32,177)

Net loss per share—basic and diluted	$(0.01)	$(0.07)	$(0.02)	$(0.29)

Shares used in per share calculations—basic and diluted	135,734	112,328	129,595	111,233

BALANCE SHEET HIGHLIGHTS

(in thousands)

	As of December 31, 2011	As of December 31, 2010
Cash and cash equivalents	$39,904	$33,589
Total current assets	45,184	37,838
Total assets	54,368	45,976
Total current liabilities	20,601	45,857
Total shareholders’ equity (deficit)	31,017	(2,817)